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                                                                    EXHIBIT 99.4



FOR IMMEDIATE RELEASE

                   RAMSAY YOUTH SERVICES, INC.'S REVERSE STOCK
                             SPLIT BECOMES EFFECTIVE

CORAL GABLES, FLORIDA, MARCH 15, 1999 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) stated that the previously announced one-for-three reverse stock split of the Company's common stock became effective today. Stockholders of record will shortly receive letters of transmittal from the Company's transfer agent explaining the procedures to obtain new stock certificates reflecting the reverse stock split.

Ramsay Youth Services, Inc. is a leading provider and manager of education and treatment services for at-risk and troubled youth. The Company serves over 2,300 youth through schools, residential treatment facilities, group homes and service contracts in 8 states and Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.




Contact:   Isa Diaz
           Vice President Corporate Relations
          (305) 569-4626